Exhibit (p)(7)

Code of Ethics

II Technology, LLC

Effective: February 1, 2026

This Code of Ethics (the Code) is the property of II Technology, LLC and its contents are confidential. External distribution is not permitted without approval of the Chief Compliance Officer (CCO).

II Technology, LLC
www.ii.technology
8701 W. Highway 71, Suite 201, Austin, TX 78735
512-730-1015

Table of Contents

1. Background	3
2. Who is an Access Person	3
3. Fiduciary Standards	3
4. Duty of Confidentiality	4
5. Reporting and Investigating Concerns of Suspected Wrongdoing	4
6. Gifts and Entertainment	4
7. Outside Business Activities	5
8. Political Contributions	5
9. Insider Trading	5
10. Personal Securities Transactions	5
11. Required Reports and Certifications	7
12. Sanctions	8
13. Review of Compliance Reports on the Code of Ethics	8
14. Books and Records	8
15. Exceptions to the Code of Ethics	8
16. Certification of the Code of Ethics	8
Code of Ethics Certification	9

1. Background

All owners, employees, independent contractors, and other insiders (collectively, Supervised Persons) of II Technology, LLC (II Technology or the Advisor) must comply with this Code of Ethics, which sets forth the standards of business conduct for the Advisor and all Supervised Persons.

This Code is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 and in compliance with applicable federal and state securities laws (the Securities Laws).

The Code is subject to periodic review by the CCO or a designated delegate as the Advisor’s business evolves. All Supervised Persons are required to certify their understanding of and compliance with the Code.

Key Definitions

Supervised Person means any owner, employee, independent contractor, or other insider of the Advisor.

Access Person means any Supervised Person who has access to nonpublic information regarding Clients or securities transactions. Due to the Advisor’s business model and access to Client information, all Supervised Persons are designated as Access Persons.

2. Who is an Access Person

The Advisor has determined that all Supervised Persons are Access Persons for purposes of this Code.

3. Fiduciary Standards

The Advisor is a fiduciary to its Clients and must act in the best interests of Clients at all times. Supervised Persons must conduct themselves in accordance with the Securities Laws and the following principles:

Clients’ interests must always take priority over personal interests.

Conflicts of interest, or the appearance of conflicts, must be avoided or appropriately disclosed and managed.

Supervised Persons may not use their position or access to investment opportunities for personal advantage at the expense of any Client.

Supervised Persons must not:

•	employ any device, scheme, or artifice to defraud a Client;
•	make any untrue statement of material fact or omit material facts;
•	engage in any act, practice, or course of business that operates as a fraud or deceit upon a Client;
•	engage in manipulative practices;
•	misuse investment opportunities belonging to Clients; or
•	conduct personal trading in violation of this Code or the Securities Laws.

These standards apply broadly and are intended to guide conduct in all circumstances.

4. Duty of Confidentiality

Supervised Persons must maintain the confidentiality of all nonpublic information obtained through their association with the Advisor. This includes Client identities, account information, investment activity, and proprietary information of the Advisor. Confidential information may be disclosed only with approval from the CCO or as required in the ordinary course of business.

5. Reporting and Investigating Concerns of Suspected Wrongdoing

Supervised Persons are required to promptly report suspected violations of this Code or the Securities Laws to the CCO.

Reports may include concerns regarding misuse of nonpublic information, misuse of firm assets, or failures to comply with fiduciary duties.

II Technology prohibits retaliation against any Supervised Person who reports suspected wrongdoing in good faith.

6. Gifts and Entertainment

Supervised Persons may not offer, solicit, or accept gifts or entertainment that could reasonably be expected to influence, or appear to influence, investment advice or Client recommendations.

Gifts of nominal value, generally up to $100 per instance with a maximum of $500 per year from a single source, are permitted. De minimis items under $50 and perishable items are excluded.

Entertainment is permitted only when a representative of the Advisor is present and a legitimate business purpose exists.

All gifts and entertainment above de minimis thresholds must be recorded and reviewed by the CCO.

7. Outside Business Activities

All Outside Business Activities must be disclosed to and approved by the CCO prior to engagement. Outside Business Activities include employment, consulting, board service, ownership interests in private companies, and public speaking or writing.

Supervised Persons must complete an Outside Business Activity disclosure upon hire and annually thereafter.

8. Political Contributions

The Advisor complies with Rule 206(4)-5 under the Investment Advisers Act of 1940. Political contributions by Supervised Persons must be pre-approved by and reported to the CCO prior to making such contributions.

The Advisor is prohibited from accepting a government entity as a Client within two years following certain political contributions above applicable de minimis thresholds.

9. Insider Trading

The Advisor prohibits trading on or communicating material nonpublic information. Violations of insider trading laws may result in severe civil and criminal penalties for both individuals and the Advisor.

10. Personal Securities Transactions

The Advisor seeks to ensure that personal trading by Access Persons does not conflict with Client interests.

Reportable Securities

Reportable Securities include all securities as defined under the Investment Advisers Act of 1940, except the following:

•	direct obligations of the United States Government;
•	bankers’ acceptances;
•	bank certificates of deposit;
•	commercial paper;
•	other high-quality short-term debt instruments, including repurchase agreements;
•	shares issued by money market funds;
•	shares issued by open-end mutual funds; and
•	shares issued by closed-end funds or unit investment trusts.

Digital assets, cryptocurrencies, and tokens are treated as Reportable Securities unless otherwise exempted in writing by the CCO.

Covered Accounts

Covered Accounts include all brokerage accounts in which an Access Person has a direct or indirect beneficial interest and that have the ability to hold or trade Reportable Securities. This includes accounts of immediate family members living in the same household and any account over which the Access Person exercises influence or control.

Block Trading and Allocation Practices

Personal accounts of Access Persons may be included in aggregated or block trades alongside Client accounts. When such trades occur:

•	all participating accounts will receive the same execution price, net of transaction costs;
•	allocations will be made on a fair and equitable basis, generally pro rata or pursuant to a documented and consistently applied methodology;
•	no Access Person may receive preferential treatment;
•	personal accounts may not be included if such inclusion would reasonably be expected to disadvantage Clients; and
•	the CCO or delegate will periodically review block trade allocations.

Pre-Clearance of Trades

Access Persons must obtain pre-approval from the CCO before participating in initial public offerings, private placements, or transactions in securities on the Restricted List. The Advisor does not maintain a standing Restricted List; however, securities may be restricted on an ad hoc basis if the Advisor comes into possession of material nonpublic information or identifies a conflict that warrants trading restrictions.

11. Required Reports and Certifications

Holdings Reports

Initial holdings reports must be submitted within ten days of becoming an Access Person and must be current as of a date no more than forty-five days prior to submission.

Annual holdings reports must be submitted at least annually and must be current as of a date no more than forty-five days prior to submission.

Holdings reports must include the title and type of security, ticker symbol or CUSIP if applicable, number of shares or principal amount, and the name of any broker, dealer, or custodian.

Transaction Reports

Quarterly transaction reports covering all transactions in Reportable Securities must be submitted within thirty days after the end of each calendar quarter.

Transaction reports must include the date of the transaction, security description, quantity, price, nature of the transaction, and the broker, dealer, or bank through which the transaction was effected.

Exceptions from Reporting

Reports are not required for securities held in accounts over which the Access Person has no direct or indirect influence or control, transactions effected pursuant to an automatic investment plan, or accounts that hold only open-end mutual funds.

Review of Reports

The CCO or delegate will review holdings and transaction reports to identify conflicts, potential misuse of nonpublic information, front running, or other violations of this Code. Any issues identified and actions taken will be documented and retained. Reviews will be conducted within a reasonable period of time after receipt, taking into account the size and structure of the Advisor.

Certifications

All Supervised Persons must certify compliance with this Code upon hire and annually thereafter. Certifications may be completed electronically.

12. Sanctions

Violations of this Code may result in disciplinary action, including censure, suspension, termination, or referral to regulatory authorities.

13. Review of Compliance Reports on the Code of Ethics

The CCO will include issues arising under this Code in the annual compliance review, including violations, sanctions, and recommended changes.

14. Books and Records

The CCO will maintain all records required under Rule 204-2 of the Investment Advisers Act of 1940, including copies of this Code, certifications, reports, lists of Access Persons, and documentation of violations and sanctions. Such records shall be maintained for a period of not less than five (5) years from the end of the fiscal year during which the record was created, with the first two (2) years maintained in an easily accessible place.

15. Exceptions to the Code of Ethics

The CCO may grant exceptions to provisions of this Code in appropriate circumstances and will document the rationale for any such exception.

16. Certification of the Code of Ethics

All Supervised Persons must certify their understanding of and compliance with this Code upon hire and annually thereafter.

Code of Ethics Certification

I acknowledge that I have received, read, and understand the II Technology, LLC Code of Ethics. I agree to comply with the Code and all applicable securities laws. I certify that I have disclosed all personal securities accounts, transactions, Outside Business Activities, and any potential conflicts of interest as required.

Name:

Title:

Signature:

Date: